Exhibit 15

August 8, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated August 8, 2014 on our review of interim financial information of Arch Capital Group Ltd. and its subsidiaries (the “Company”) for the three-month and six-month periods ended June 30, 2014 and June 30, 2013 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2014 is incorporated by reference in the Registration Statement on Form S-3 (Registration No. 333-180329) and in the Registration Statements on Forms S-8 (Registration No. 333- 99974, Registration No. 333-86145, Registration No. 333-82772, Registration No. 333-72182, Registration No. 333-98971, Registration No. 333-124422, Registration No. 333-142835 and Registration No. 333-181308).

Very truly yours,
/s/ PricewaterhouseCoopers LLP